Exhibit 99.1
October 12, 2018

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports September 2018 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported September and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

On January 11, 2018, Alaska and Virgin America consolidated their operations onto a Single Operating Certificate (SOC). Results for Alaska and Virgin America have been combined into a single mainline operation.

AIR GROUP
On a combined basis for all operations, Air Group reported a 0.6 percent increase in traffic on a 3.2 percent increase in capacity compared to September 2017. Load factor decreased 2.1 points to 80.8 percent.

The following table shows the operational results for September and year-to-date compared to the prior-year periods:

	September			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,579	3,541	1.1%	34,685	33,038	5.0%
Revenue passenger miles RPM (000,000) "traffic"	4,186	4,162	0.6%	41,272	39,072	5.6%
Available seat miles ASM (000,000) "capacity"	5,183	5,021	3.2%	49,256	46,169	6.7%
Passenger load factor	80.8%	82.9%	(2.1) pts	83.8%	84.6%	(0.8) pts

MAINLINE
Mainline reported a 0.3 percent decrease in traffic on a 2.4 percent increase in capacity compared to September 2017. Load factor decreased 2.2 points to 81 percent. Mainline also reported 85.2 percent of its flights arrived on time in September 2018, compared to 83.9 percent reported in September 2017.

Mainline operational results reflect both Alaska and Virgin America combined. The following table shows mainline operational results for September and year-to-date compared to the prior-year periods:

	September			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	2,755	2,755	—%	27,107	25,850	4.9%
RPMs (000,000)	3,789	3,800	(0.3)%	37,677	36,045	4.5%
ASMs (000,000)	4,676	4,566	2.4%	44,730	42,397	5.5%
Passenger load factor	81.0%	83.2%	(2.2) pts	84.2%	85.0%	(0.8) pt
On-time arrivals as reported to U.S. DOT	85.2%	83.9%	1.3 pts	83.2%	78.0%	5.2 pts

REGIONAL
Regional traffic increased 9.7 percent on an 11.4 percent increase in capacity compared to September 2017. Load factor decreased 1.4 points to 78.2 percent. Alaska's regional partners also reported 83.4 percent of its flights arrived on time in September 2018, compared to 82.7 percent in September 2017.

The following table shows regional operational results for September and year-to-date compared to the prior-year periods:

	September			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	824	786	4.8%	7,578	7,188	5.4%
RPMs (000,000)	397	362	9.7%	3,595	3,027	18.8%
ASMs (000,000)	507	455	11.4%	4,526	3,772	20.0%
Passenger load factor	78.2%	79.6%	(1.4) pts	79.4%	80.2%	(0.8) pts
On-time arrivals as reported to U.S. DOT	83.4%	82.7%	0.7 pts	84.5%	79.4%	5.1 pts

Alaska Airlines and its regional partners fly 44 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 11 consecutive years from 2008 to 2018. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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